Exhibit 10.1

                        TERMINATION PROTECTION AGREEMENT


                  AGREEMENT effective October 2, 2006, between Thomas and Betts Corporation and its successors and assigns (the "Company") and Imad Hajj ("Executive").

                  WHEREAS, Executive has important management responsibilities and talents which benefit the Company and its affiliates; and

                  WHEREAS, the Company believes that its best interests are served if Executive is encouraged to remain with the Company and the Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks associated with a change in ownership or control of the Company; and

                  WHEREAS, the Board has approved the terms and provisions of this Agreement at its meeting on September 21, 2006, to be effective on October 2, 2006;

                  NOW, THEREFORE, the Company and Executive hereby agree as follows:

                  1. Defined Terms.

                  Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

                  The Company and the Executive both agree that the definition of "Change of Control" listed in Schedule A shall be used for Executive in any and all plans, programs or agreements in which the Executive participates or to which Executive is a party in lieu of any similar definition used in such plans, programs or agreements.

                  2. Effective Date; Term.

                  This Agreement shall commence on October 2, 2006 (the "Effective Date") and shall continue in effect through October 2, 2009; provided, however, that the term of this Agreement shall automatically be extended for one additional year beyond October 2, 2006 and for successive one year periods thereafter, unless, not later than January 30 of the third calendar year preceding the year in which the term would otherwise automatically extend (e.g., 2007 for the 2010 calendar year, 2008 for the 2011 calendar year, etc.), the Company shall have given written notice to Executive that it does not wish to extend this Agreement for an additional year, in which event this Agreement shall continue to be effective until December 31 of the calendar year immediately proceeding the calendar year in which the term would have otherwise automatically extended; provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control occurs during the original or any extended term of this Agreement, this Agreement shall remain in effect for a period of three (3) years after such Change in Control.

                  3. Change in Control Benefits.

                  If Executive's employment with the Company or its affiliates is terminated at any time within three (3) years following a Change in Control
(i) by the Company or its affiliates without Cause, or (ii) by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement. If Executive's employment is terminated within one (1) year prior to a Change in Control, and Executive reasonably demonstrates after such Change in Control that such termination was at the request or suggestion of any individual or entity who or which ultimately effects a Change in Control (an "Anticipatory Termination"), then Executive's Termination Date shall be deemed to have occurred immediately following the Change in Control, and Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement. In the event that Executive's employment is terminated as a result of death or Disability, Executive shall not be entitled to the benefits provided in this Section 3 however, the Executive and/or the Executive's Family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company under such plans, programs and policies relating to death and/or disability benefits as in effect at any time during the 90-day period immediately preceding the Termination Date.

                  (a) Severance Benefits. Within ten (10) business days after the Termination Date, the Company shall pay Executive the aggregate of the following amounts:

                           (i) Executive's earned but unpaid base salary through
the Termination Date at the rate
in effect on the Termination Date, or if higher, at the highest rate in effect at any time within the 90-day period preceding the Change in Control;

                           (ii) any unpaid annual bonus payable to Executive in
respect of the calendar year
ending prior to the Termination Date (but not less than the Average Bonus);

                           (iii) a prorated Average Bonus for the calendar year
in which the Termination Date
occurs, calculated by multiplying the Average Bonus by a fraction, the numerator of which is the number of days elapsed in the calendar year up to and including the Termination Date and the denominator of which is 365;

                           (iv) a lump sum amount, in cash, equal to three (3)
times Executive's Annual
Compensation;

                           (v) any unpaid earned and/or accrued vacation;

                  (b) Additional Health Care Coverage. Until the third anniversary of the Termination Date, Executive and, as applicable, Executive's family shall be eligible, at the Company's expense, to Participate in each of the Company's welfare benefit plans, including, without limitation, all medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs of the Company, at the highest level provided to Executive during the period beginning one year prior to the Change in Control and ending on the Termination Date; provided, however, that if Executive becomes employed by a new employer, the coverages provided by the Company pursuant to this sentence shall become secondary to those coverages provided by Executive's new employer. In addition, Executive will be entitled to full COBRA continuation coverage commencing on the third anniversary of the Termination Date.

If the Company reasonably determines that the coverage required under this
Section 3(b) would cause a welfare plan sponsored by the Company to violate any provision of the Code prohibiting discrimination in favor of highly compensated employees or key employees, or if any benefits described in this Section 3(b) cannot be provided (or the Company determines that it does not wish to provide such benefits) pursuant to the appropriate plan or program maintained for employees of the Company, the Company shall provide such benefits outside such plan or program at no additional costs (including, without limitation, tax costs) to the Executive or, as determined by the Company in its sole discretion, the Company will pay to the Executive the cash equivalent thereof.

                  (c) Full Vesting of All Stock Options and Restricted Shares.* Notwithstanding any provision to the contrary in the Company's equity incentive plans (the "Equity Plans") or any award agreement under the Equity Plans, (i) any outstanding, unexercisable stock options or unvested restricted shares shall become fully exercisable and vested as of the Termination Date and (ii) all stock options, whether or not such stock options first become exercisable pursuant to this Agreement, shall remain exercisable until the option otherwise expires; provided, however, that this sentence shall not restrict the Company's ability to adjust or settle outstanding stock options pursuant to the terms of the Equity Plans, so long as Executive is treated in any such adjustment or settlement no less favorably than any other employee of the Company.

                  (d) Retirement Benefits. Executive shall be entitled to receive retirement benefits under the change in control provisions of the Company's Executive Retirement Plan.

                  (e) Deferred Compensation. Except as provided otherwise under the Company's Supplemental Executive Investment Plan, within ten (10) business days after the Termination Date, the Company shall pay Executive any undistributed amounts relating to compensation which were previously deferred by Executive.

                  (f) Outplacement Services. The Company shall provide Executive with executive outplacement services by any one qualified outplacement agency selected by Executive and reasonably satisfactory to the Company.

                  (g) Other Payments And Benefits. Executive shall be entitled to receive any payments or benefits that Executive is entitled to pursuant to the terms of any Company plans, programs or arrangements (including, but not limited to, retention arrangements), and any such payments or benefits shall vest, (except as provided in the Thomas & Betts Pension Plan and the Thomas & Betts Corporation Employee's Investment Plan) and, if applicable, become payable immediately upon the Termination Date.

-----------------------------------
* Because this provision extends the option term, it could be viewed as a cancellation and re-grant of an ISO and if such ISO is "in the money" it may cause such regranted option to fail to qualify as an ISO. Also, even if the option qualifies as an ISO, it will lose its ISO treatment if it remains outstanding after three months from the termination date.

                  4. Mitigation.

                  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

                  5. Gross-Up.

                  (a) In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the "Contract Payments") or otherwise in connection with Executive's termination of employment or contingent upon a change in ownership or control pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to Executive, at the time specified in Section 5(b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income or other tax and excise tax upon the payment provided for by this Section 5(a), and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total value of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to Executive ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Executive's residence or place of employment in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                  (b) The Gross-Up Payments provided for in Section 5(a) hereof shall be made upon the earlier of (i) the payment to Executive of any Payment or
(ii) the imposition upon Executive or payment by Executive of any Excise Tax.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim;

                           (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive;

                           (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

                           (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                  (d) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive's consent if such position or resolution could reasonably be expected to adversely affect Executive (including any other tax position of Executive unrelated to the matters covered hereby).

                  (e) As a result of any uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of Executive.

                  (f) If, after the receipt by Executive of the Gross-Up Payment or an amount advanced by the Company in connection with the contest of an Excise Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid.

                  6. Employment Status; No Effect Prior to Change in Control;
                     Termination for Cause.

                  (a) Executive and the Company acknowledge and agree that prior to a Change in Control, Executive's employment is "at will" and may be terminated at any time, by the Company with or without Cause or by Executive with or without Good Reason, subject to applicable law. In the event Executive's employment is terminated for any reason prior to a Change in Control, other than in the case of an Anticipatory Termination, Executive shall have no rights to any payments or benefits under this Agreement and after any such termination, this Agreement shall be of no further force or effect.

                  (b) In the event Executive is terminated for Cause following a Change in Control, Executive shall have no rights to any payments or benefits under this Agreement.

                   7. Indemnification; Director's and Officer's Liability
                      Insurance.

                  Until the sixth anniversary of the Termination Date and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated (the "Indemnification Period"), the Company shall indemnify, defend, and hold harmless Executive against all losses, claims, damages, costs, expenses (including attorneys' fees) or liabilities (including attorneys' fees) arising out of actions or omissions or alleged actions or omissions which have occurred on or prior to the Termination Date to the same extent and on the same terms and conditions (including with respect to advancement of expenses) as permitted under applicable law and the Company's certificate of incorporation and by-laws as in effect immediately prior to the Change in Control. In addition, the Company shall maintain Director's and Officer's liability insurance (from an insurance company rated not less than A by A.M. Best Company) and, if Executive served or has served as a fiduciary of any pension or benefit plan, ERISA fiduciary insurance, on behalf of Executive, at the level in effect immediately prior to the Change in Control, for the Indemnification Period.

                  8. Confidential Information.

                  Executive acknowledges that any confidentiality agreement entered into by Executive and the Company remains in full force and effect and survives the termination of his or her employment with the Company; provided that nothing contained in such agreement or this Section 8 shall prevent Executive from being employed by a competitor of the Company or its affiliates or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by the Company or its affiliates.

                  9. Disputes.

                  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that Executive may, at Executive's option, bring that action in a court of competent jurisdiction, even if the Company has earlier instituted an action hereunder. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

                  10. Costs of Proceedings.

                  The Company shall pay for all costs and expenses of Executive, at least monthly, including attorneys' fees and disbursements, in connection with any legal proceeding (including arbitration), whether instituted by the Company or by Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, then Executive shall be required to pay all costs and expenses of Executive, including attorney's fees and disbursements, and shall not be entitled to reimbursement. The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of interest as reported in the Wall Street Journal, as in effect from time to time, from the date that payment should have been made to Executive under this Agreement.

                  11. Successors And Assigns.

                  Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 11 shall continue to apply to each subsequent employer of Executive in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

                  12.      Withholding.

                  Notwithstanding the provisions of Sections 4 and 5 hereof, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

                  13.      Applicable Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflicts of law, applicable to contracts made and to be performed therein.

                  14.      Entire Agreement.

                  This Agreement constitutes the entire agreement between the parties regarding severance benefits following a Change in Control and supersedes and overrides any prior agreement entered into between the Company and Executive regarding severance benefits following a Change in Control. This Agreement may be changed only by a written agreement executed by the Company and Executive.

                  15. Notice.

                  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

                  16.      Severability.

                  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the ____ day of ____________________, 20___.

                                    THOMAS & BETTS CORPORATION


                                    By:_____________________________
                                    Name    J.N. Raines
                                    Title   Vice President - General Counsel and
                                            Secretary


                                    By:  _____________________________
                                    Name:  Imad Hajj
                                    Title: ______________________

                                   Schedule A

                               CERTAIN DEFINITIONS


                  As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

                  "Annual Compensation" means the sum of (i) Executive's annual rate of base salary in effect on the date of the Change in Control or, if higher, the Termination Date, (ii) the Average Bonus and (iii) Executive's perquisite allowance for the calendar year immediately prior to the calendar year in which the Change in Control occurs.

                  "Average Bonus" means the greater of (i) Executive's target bonus for the calendar year immediately prior to the calendar year in which the Change in Control occurs or (ii) the highest bonus paid or payable to Executive in respect of any of the five (5) calendar years (annualized with respect to any such calendar year for which Executive has been employed for only a portion thereof) immediately prior to the calendar year in which the Change in Control occurs.

                  "Average Long Term Incentive Award" means the sum of (i) the average Black-Scholes value (as determined by the accountant employed by the Company immediately prior to the Change in Control) of the annual stock options granted to Executive during the three calendar years immediately prior to the calendar year in which the Change in Control occurs and (ii) the average value of the of the annual restricted stock awards (determined by reference to the closing values of the restricted shares on the dates on which they were granted) granted to Executive during the three calendar years immediately prior to the calendar year in which the Change in Control occurs.

                  "Board" means the Company's Board of Directors.

                  "Cause" shall mean Executive's termination of employment due to:

                  (a) Executive's conviction of, or plea of guilty or nolo contendere to, a felony; or

                  (b) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company.

                  For a termination of employment to be for Cause: (i) Executive must receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment for Cause; (ii) Executive must be provided with an opportunity to be heard no earlier than 30 days following the receipt of such notice (during which notice period Executive has the opportunity to cure and has failed to cure or resolve the behavior in question); and (iii) there must be a good faith determination of Cause by at least three-quarters of the non-employee outside director members of the Board.

                  "Change in Control" For the purpose of this Agreement, a "Change in Control" shall, without limitation, be deemed to have occurred if:

                  (a) A third person, including a "group" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

                  (b) Individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Board as of the date hereof (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Board as of the date hereof; or

                  (c) The consummation of (i) any consolidation, share exchange, merger or amalgamation of the Company as a result of which the individuals and entities who were the respective beneficial owners of the outstanding common stock of the Company and the voting securities of the Company immediately prior to such consolidation, share exchange, merger or amalgamation do not beneficially own, immediately after such consolidation, share exchange, merger or amalgamation, directly or indirectly, 60% or more, respectively, of the common stock and combined voting power of the voting securities entitled to vote of the company resulting from such consolidation, share exchange, merger or amalgamation; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

                  (d) The approval by the shareholders of a plan of complete liquidation or dissolution of the Company.

                  (e) For purposes of any plan or agreement that refers to a definition of Change in Control in Section 2 of the Employment Agreement, the above definition of Change in Control shall be deemed to be the reference definition.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" means Thomas & Betts Corporation and its successors and assigns.

                  "Disability" means total disability or permanent disability as determined under the Company's long-term disability plan in which Executive participates, as it exists from time to time; provided, however, if Executive does not participate in the Company's long-term disability plan, then "Disability" means an illness or injury which prevents Executive from performing his or her duties, as they existed immediately prior to the illness or injury, on a full time basis for 180 consecutive business days, and is determined to be total and permanent disability by a physician selected by the Company and acceptable to Executive or Executive's legal representative.

                  "Good Reason" means any of the following actions, without Executive's express prior written approval, other than due to Executive's permanent disability or death:

                  (i) any reduction in Executive's annual base salary;

                  (ii) any failure to pay Executive an annual bonus, in cash, at least equal to the Average Bonus;

                  (iii) any failure by the Company to grant Executive with long term incentives annually that are at least equal to the value of the Average Long Term Incentive Award, where the value of the long term incentives granted to Executive in any year are determined by the accountants employed by the Company immediately prior to the Change in Control using a valuation method consistent with the methodology used to value the Average Long Term Incentive Award;

                  (iv) Executive's duties, titles, responsibilities or authority (including offices and reporting relationships) are diminished in any way in comparison to the duties, titles and responsibilities or authority enjoyed by Executive immediately prior to the Change in Control, other than as a result of an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof by Executive;

                  (v) any material reduction in Executive's and/or Executive's family's eligibility to participate and his/her/their level of benefit in each of the Company's welfare benefit plans, including, without limitation, all medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs of the Company in comparison to the highest level of eligibility and level of benefit enjoyed by Executive and Executive's family during the 90 day period preceding the Change in Control;

                  (vi) any material reduction, in the aggregate, in Executive's ability to participate in all incentive, savings and retirement plans or programs applicable to other key executives (including the Company's restricted stock and stock option plans), to a level less favorable to Executive than the highest level enjoyed by Executive in such plans or programs during the 90 day period preceding the Change in Control;

                  (vii) the Company's requiring Executive to be based at any office or location which is located more than 35 miles from the location where Executive was based immediately prior to the Change in Control;

                  (viii) any material reduction of any fringe benefits, including any car allowance enjoyed by Executive during the ninety (90) day period immediately prior to the Change in Control;

                  (ix) any material reduction in the level of Executive's entitlement to a particular office or office size or to particular furnishings or to secretarial or other assistance as enjoyed by Executive during the ninety
(90) day period immediately prior to the Change in Control;

                  (x) any reduction in the level of Executive's entitlement to paid vacation as enjoyed by Executive during the ninety (90) day period immediately prior to the Change in Control;

                  (xi) any termination of employment by Executive within the thirty-day period immediately following the first twelve-month anniversary of the Change in Control; or

                  (xii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 11 of this Agreement.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. For purposes of the Agreement, any good faith determination of "Good Reason" made by Executive shall be conclusive.


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